EXHIBIT 5.1

[Morrison & Foerster LLP Letterhead]

August 14, 2007

CyberSource Corporation

1295 Charleston Road

Mountain View, California 94043

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 filed by CyberSource Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on August 14, 2007 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of shares of the Company’s common stock, $0.001 par value (the “Common Stock”). The Common Stock will be issued to the former stockholders of Authorize.Net Holdings, Inc., a Delaware corporation (“Authorize.Net”), pursuant to the terms of that certain Agreement and Plan of Reorganization, dated June 17, 2007, by and among the Company, Congress Acquisition-Sub, Inc., a wholly owned subsidiary of the Company, Congress Acquisition Sub 1, LLC, a wholly owned subsidiary of the Company and Authorize.Net (the “Merger Agreement”).

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the Common Stock. We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, it is our opinion that the Common Stock, which is being issued in exchange for all the outstanding stock of Authorize.Net pursuant to the Merger Agreement will, when issued in the manner described in the Merger Agreement and in accordance with the resolutions adopted by the Board of Directors of the Company, and pursuant to an amendment to the Company’s amended and restated certificate of incorporation, be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the joint proxy/prospectus constituting a part thereof and any amendments thereto. In giving this consent, we do not thereby submit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Morrison & Foerster LLP